Exhibit 3.1

Articles of Association

OF

Nasus Pharma Ltd.

GENERAL

1.	Definition and Interpretation

1.1. The following terms in these Articles of Association shall have the respective meanings ascribed to them below:

2022 SAFE	shall mean all Simple Agreements For Future Equity entered between the Company and respective holders thereof, between February 2022 and May, 2022.

2023 SAFE	shall mean all Simple Agreements For Future Equity entered between the Company and respective holders thereof, between February 2023 and May, 2023.

Additional Securities	shall mean all Ordinary Shares or Convertible Securities issued or deemed to be issued by the Company after the date of these Articles of Association, whether or not authorized on the date hereof, other than: (A) Securities issued to employees, directors, consultants or contractors of the Company or any of its subsidiaries, pursuant to a share purchase/option plan approved by the Board; (B) Securities issued in any public offering of the Company’s securities; (C) Securities issued as part of stock splits, bonus shares, stock dividends or like transactions; (D) Securities issued in connection with a merger, consolidation or reorganization of the Company, or any other acquisition of another entity; (E) securities issued pursuant to any transaction which are approved by shareholders holding more than two thirds (2/3) of the shares of the Company (each of (A) through (E), collectively “Excluded Issuances”).

Affiliate	(i) in the case of a Shareholder who is an individual - a spouse, child, brother, sister, or parent of the Shareholder and any corporate entity which is controlled by him or her, and vice versa; (ii) in the case of any incorporated Shareholder (whether a company or other entity) - any legal entity which controls, is controlled by, or is under common control with such incorporated Shareholder, where “control” means the holding, directly or indirectly, of more than 50% of the equity and voting power; and (iii) in the case of a Shareholder which is a general or limited partnership – its partners, and affiliated partnerships managed by the same management company or managing general partner or by an entity which controls, is controlled by, or is under common control with, such management company or managing general partner.

Articles	The Articles of Association of the Company, as set forth herein or as amended expressly or pursuant to the Law.

Board	The Board of Directors of the Company.

Business Day	Sunday to Thursday, inclusive, with the exception of holidays and official days of rest in the State of Israel.

Companies Law	The Companies Law, 1999 and respective regulation, as may be amended from time to time.

Company	NASUS PHARMA Ltd.

Convertible Securities	shall mean at any time, any options, warrants, convertible notes or other securities or rights convertible, exchangeable or exercisable, with or without the payment of additional consideration, into or for Ordinary Shares, directly or indirectly.

Director	A director of the Company in accordance with the definition of the Companies Law.

Founders	Udi Gilboa and Dalia Megiddo.

General Meeting	A general meeting of the Shareholders of the Company.

Law	The provisions of any law (“din”) as defined in the Interpretation Law, 1981.

Ordinary Majority	Majority of more than fifty percent (50%) of the voting rights in a General Meeting whether in person or by means of a proxy (voting as one class on an as converted basis).

Ordinary Shares	The Company’s Ordinary Shares, nominal value NIS 0.01 each.

Original Issue Price	with respect to: (i) Ordinary A Shares, a price of US$ 5.85 per share (ii) Ordinary A-1 Shares, a price of US$ 14.2775 per share; (iii) Ordinary A-2 Shares, a price of US$ 20.4947 per share (iv) Ordinary A- 3 Shares, a price of US$ 28.8409 per share (v) Ordinary A-3A Shares, a price of per share as determined with respect to each 2022 SAFE, and (vi) Ordinary A-3B a price per share as determined with respect to each 2023 SAFE.

Permitted Transferee	Either: (i) a transferee by operation of law; (ii) an Affiliate of a Shareholder; (iii) a trustee of a Shareholder or a Shareholder which is the beneficiary of such trustee (including the direct transfer of shares from one trustee to another); or (iv) the Company, in case of a transfer from a Shareholder.

Person	An individual, corporation, partnership, joint venture, trust, and any other body corporate or unincorporated organization.

Securities	Shares, bonds, capital notes or securities convertible, exchangeable or exercisable into shares, and certificates conferring a right in such securities, issued by the Company.

Shareholder	Anyone registered as a shareholder in the Shareholder Register.

Shareholder Register	The Register of Shareholders of the Company, administered in accordance with the Companies Law.

1.2. Unless the subject or the context otherwise requires, each word and expression not specifically defined herein and defined in the Companies Law as in effect on the date when these Articles first became effective shall have the same meaning herein, and to the extent that no meaning is attached to it in the Companies Law the meaning ascribed to it in the Securities Law, 1968 or the regulations promulgated thereunder.

1.3. Words and expressions importing the singular shall include the plural and vice versa, words and expressions importing the masculine gender shall include the feminine gender and words and expressions importing persons shall include corporate entities.

1.4. The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

2.	Private Company

The Company is a private company, as defined in the Companies Law. Furthermore:

2.1. Reserved;

2.2. Any invitation to the public to subscribe for any shares or debentures of the Company is hereby prohibited; and

2.3. The right to transfer shares in the Company shall be restricted as hereinafter provided.

3.	The Objectives of the Company

The Company shall engage in any lawful business. The Company may donate reasonable amounts to worthy causes, as the Board may determine in its discretion, even if such donations are not within the framework of business considerations.

4.	Limited Liability

The liability of the Shareholders of the Company is limited, each one up to the full amount he undertook to pay for the shares of the Company allotted to him.

SHARE CAPITAL

5.	Share Capital

5.1. The authorized and registered share capital of the Company is NIS 27,810, divided into 2,000,000 Ordinary Shares, 171,000 Ordinary A Shares, nominal value NIS 0.01 each (“Ordinary A Shares”), 300,000 Ordinary A-1 Shares, nominal value NIS 0.01 each (“Ordinary A-1 Shares”) 100,000 Ordinary A-2 Shares nominal value NIS 0.01 each (“Ordinary A-2 Shares”) 110,000 Ordinary A-3 Shares nominal value NIS 0.01 each (“Ordinary A-3 Shares”), 36,000 Ordinary A-3A Shares, nominal value NIS 0.01 each (“Ordinary A-3A Shares”) and 64,000 Ordinary A-3B Shares, nominal value NIS 0.01 each (“Ordinary A-3B Shares”).

5.2. The Ordinary Shares shall have all the rights attached to the Ordinary Shares in these Articles, including, without limitation, the right to receive notices of General Meetings, to attend and vote at General Meetings, to participate in distribution of dividends and to participate in distribution of surplus assets and funds in the Company, and no other rights except as may be provided for herein or under the Companies Law.

5.3. All the Ordinary Shares rank pari passu in relation to the amounts of capital paid or credited as paid on their nominal value, in connection with dividend, the distribution of bonus shares and any other distribution, return of the capital, redemption of shares and participation in a distribution of the Company’s surplus assets on winding up.

5.4. The Ordinary A Shares, Ordinary A-1 Shares, Ordinary A-2 Shares Ordinary A-3 Shares, Ordinary A-3A Shares and Ordinary A-3B Shares shall confer upon the holders thereof all rights conferred upon the holders of Ordinary Shares in the Company, and, in addition, only the rights, preferences and privileges granted to the Ordinary A Shares, Ordinary A-1 Shares, Ordinary A-2 Shares Ordinary A-3 Shares Ordinary A-3A Shares and Ordinary A-3B Shares in these Articles and under applicable Law. Every holder of Ordinary A Share, Ordinary A-1 Share, Ordinary A-2 Shares Ordinary A-3 Shares, Ordinary A-3A Shares and Ordinary A-3B Shares shall have one (1) vote for each Ordinary Share into which the Ordinary A Shares, Ordinary A-1 Shares, Ordinary A-2 Shares Ordinary A-3 Shares, Ordinary A-3A Shares and Ordinary A-3B Shares held by it of record could be converted (as provided in Article 6), on every resolution, without regard to whether the vote thereon is conducted by a show of hands, by written ballot or by any other means.

6.	Conversion Rights

The holders of the Ordinary A, Ordinary A-1 Shares, Ordinary A-2 Shares Ordinary A-3 Shares, Ordinary A-3A Shares and Ordinary A-3B Shares shall have the following conversion rights (the “Conversion Rights”):

6.1.	Right to Convert.

(a)	Subject to Article 6.3, each share of Ordinary A Shares, Ordinary A-1 Shares, Ordinary A-2 Shares Ordinary A-3 Shares, Ordinary A-3A Shares and Ordinary A-3B Shares shall be convertible or reclassified, in the manner permitted by law, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company, into such number of fully paid and non-assessable Ordinary Shares as is determined by dividing the applicable Original Issue Price of such share by the applicable Conversion Price (as defined below) at the time in effect for such share (the result of such a division is hereinafter referred to as the “Conversion Ratio”). The issuance of the Ordinary Shares upon conversion of the Ordinary A Shares, Ordinary A-1 Shares, Ordinary A-2 Shares Ordinary A-3 Shares, Ordinary A-3A Shares and Ordinary A-3B Shares shall be deemed to be made for value and fully paid up, for the consideration initially paid for each Ordinary A Share, Ordinary A-1 Share, Ordinary A-2 Share, Ordinary A-3 Share, Ordinary A-3A Shares and Ordinary A-3B Shares, surrendered to the Company upon conversion thereof. The initial conversion price per share of the Ordinary A Shares, Ordinary A-1 Shares, Ordinary A-2 Shares Ordinary A-3 Shares, Ordinary A-3A Shares and Ordinary A-3B Shares shall be the applicable Original Issue Price of such share (the “Conversion Price”). The Conversion Price will be subject to adjustment as set forth in Article 6.3.

(b)	Automatic Conversion. Each Ordinary A Share, Ordinary A-1 Share, Ordinary A-2 Share Ordinary A-3 Share, Ordinary A-3A Shares and Ordinary A-3B Shares shall automatically be converted into Ordinary Shares in accordance with its applicable Conversion Ratio upon the earlier of: (i) immediately prior to the consummation of the Company’s initial public offering or (ii) the affirmative consent of the holders of majority of the Ordinary A Shares with respect to the Ordinary A Shares; (iii) the affirmative consent of the holders of majority of the Ordinary A-1 Shares with respect to the Ordinary A-1 Shares; (iv) the affirmative consent of the holders of majority of the Ordinary A-2 Shares with respect to the Ordinary A-2 Shares (v) the affirmative consent of the holders of majority of the Ordinary A-3 Shares with respect to the Ordinary A-3 Shares (vi) the affirmative consent of the holders of majority of the Ordinary A-3A Shares with respect to the Ordinary A-3A Shares, and (vii) the affirmative consent of the holders of majority of the Ordinary A-3B Shares with respect to the Ordinary A-3B Shares.

6.2.	Mechanics of Conversion.

(a)	A conversion of Ordinary A Shares, Ordinary A-1 Shares, Ordinary A-2 Shares Ordinary A-3 Shares, Ordinary A-3A Shares or Ordinary A-3B Shares pursuant to the election of the holder thereof (in accordance with Article (a) above), shall be made by surrendering the applicable certificate or certificates (for such Ordinary A Shares, Ordinary A-1 Shares, Ordinary A-2 Shares, Ordinary A-3 Shares, Ordinary A-3A Shares or Ordinary A-3B Shares, as the case may be) therefor, duly endorsed, and giving written notice by mail, postage prepaid, or by hand to the Company at its registered office, of the election of such holder to convert the same and shall state therein the name or names of any nominee for such holder in which the certificate or certificates for shares of Ordinary Shares are to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder. The date of receipt of such certificates and notice by the Company, or, in the case of an automatic conversion pursuant to Section (b) above, the date of the consummation of the initial public offering or the date on which the holders of a majority of the then issued and outstanding Ordinary A Shares, Ordinary A-1 Shares, Ordinary A-2 Shares, Ordinary A-3 Shares, Ordinary A-3A Shares or Ordinary A-3B Shares on an as converted basis have provided their affirmative consent to convert all Ordinary A Shares, Ordinary A-1 Shares, Ordinary A-2 Shares, Ordinary A-3 Shares, Ordinary A-3A Shares or Ordinary A-3B Shares into Ordinary Shares, as applicable, shall be the conversion date (the “Conversion Date”). The Company shall, as soon as practicable thereafter, issue and deliver at such Office to such holder of Ordinary A Shares, Ordinary A-1 Shares, Ordinary A-2 Shares, Ordinary A-3 Shares, Ordinary A-3A Shares or Ordinary A-3B Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Ordinary A Shares, Ordinary A-1 Shares, Ordinary A-2 Shares Ordinary A-3 Shares, Ordinary A-3A Shares or Ordinary A-3B Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date. In the event that under the law such conversion may be only effected by the reclassification of the Ordinary A Shares, Ordinary A-1 Shares, Ordinary A-2 Shares, Ordinary A-3 Shares, Ordinary A-3A Shares or Ordinary A-3B Shares as Ordinary Shares, then the conversion of the Ordinary A Shares, Ordinary A-1 Shares, Ordinary A-2 Shares, Ordinary A-3 Shares, Ordinary A-3A Shares or Ordinary A-3B Shares, shall be regarded as reclassification of the Ordinary A Shares, Ordinary A-1 Shares, Ordinary A-2 Shares, Ordinary A-3 Shares, Ordinary A-3A Shares or Ordinary A-3B Shares, whereby such Ordinary A Shares, Ordinary A-1 Shares, Ordinary A-2 Shares, Ordinary A-3 Shares, Ordinary A-3A Shares or Ordinary A-3B Shares shall only be entitled to the rights attributed to the Ordinary Shares.

(b)	A conversion of Ordinary A Shares, Ordinary A-1 Shares, Ordinary A-2 Shares, Ordinary A-3 Shares, Ordinary A-3A Shares or Ordinary A-3B Shares in accordance with the election of holders of the majority of the Ordinary A Shares, Ordinary A-1 Shares, Ordinary A-2 Shares, Ordinary A-3 Shares, Ordinary A-3A Shares or Ordinary A-3B Shares, as applicable, then outstanding or in connection with an initial public offering (in accordance with Article (b) above), shall be deemed to have taken place automatically regardless of whether the certificates representing such shares have been tendered to the Company, and from and after such conversion, any such certificates not tendered to the Company shall be deemed to evidence solely the Ordinary Shares received upon such conversion and the right to receive a certificate for such Ordinary Shares and all rights with respect to the Ordinary A Shares, Ordinary A-1 Shares, Ordinary A-2 Shares, Ordinary A-3 Shares, Ordinary A-3A Shares or Ordinary A-3B Shares so converted, including the rights, if any, to receive notices and vote (other than as a holder of Ordinary Shares), will terminate, other than the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of Ordinary Shares into which such Ordinary A Shares, Ordinary A-1 Shares, Ordinary A-2 Shares, Ordinary A-3 Shares, Ordinary A-3A Shares or Ordinary A-3B Shares have been converted, and the Company shall not be obligated to issue certificates evidencing the Ordinary Shares issuable upon such automatic conversion unless the certificates evidencing such Ordinary A Shares, Ordinary A-1 Shares, Ordinary A-2 Shares, Ordinary A-3 Shares Ordinary A-3A Shares or Ordinary A-3B Shares are either delivered to the Company as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and such holder executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

6.3. Conversion Price Adjustments of Ordinary A Shares, Ordinary A-1 Shares, Ordinary A-2 Shares Ordinary A-3 Shares, Ordinary A-3A Shares and Ordinary A-3B Shares.

The Conversion Price of the Ordinary A Shares, Ordinary A-1 Shares, Ordinary A-2 Shares, Ordinary A-3 Shares, Ordinary A-3A Shares and Ordinary A-3B Shares as applicable shall be subject to adjustment from time to time as follows:

(a)	If the Company shall subdivide or combine its Ordinary Shares, the Conversion Price shall be proportionately reduced, in case of subdivision of shares, as at the effective date of such subdivision, or if the Company shall fix a record date for the purpose of so subdividing, as at such record date, whichever is earlier, or shall be proportionately increased, in the case of combination of shares, as at the effective date of such combination, or, if the Company shall fix a record date for the purpose of so combining, as at such record date, whichever is earlier.

(b)	If the Company at any time shall pay a dividend payable in additional shares of Ordinary Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Ordinary Shares (the “Ordinary Shares Equivalents”), then the Conversion Price shall be adjusted as at the date the Company shall fix as the record date for the purpose of receiving such dividend (or if no such record date is fixed, as at the date of such payment), to that price determined by multiplying the Conversion Price in effect immediately prior to such record date (or if no such record date is fixed then immediately prior to such payment) by a fraction (a) the numerator of which shall be the total number of shares of Ordinary Shares outstanding and those issuable with respect to such Ordinary Shares Equivalents immediately prior to the payment of such dividend, and (b) the denominator of which shall be the total number of shares of Ordinary Shares outstanding and those issuable with respect to such Ordinary Shares Equivalents (determined as aforesaid) immediately after the payment of such dividend (plus, in the event that the Company paid cash for fractional shares, the number of additional shares which would have been outstanding had the Company issued fractional shares in connection with such dividend).

6.4. Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Ordinary Shares (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere as Realization Event) provision shall be made so that the holders of the Ordinary A Shares, Ordinary A- 1 Shares, Ordinary A-2 Shares or Ordinary A-3 Shares shall thereafter be entitled to receive upon conversion of the Ordinary A Shares, Ordinary A-1 Shares, Ordinary A-2 Shares, Ordinary A-3 Shares, Ordinary A-3A Shares or Ordinary A-3B Shares the number of Ordinary Shares or other securities or property of the Company or otherwise, to which a holder of Ordinary Shares deliverable upon conversion would have been entitled immediately prior to such recapitalization.

6.5.	No Fractional Shares and Certificate as to Adjustments

(a)	No fractional Ordinary Shares shall be issued upon conversion of the Ordinary A Shares, Ordinary A-1 Shares, Ordinary A-2 Shares Ordinary A-3 Shares, Ordinary A-3A Shares or Ordinary A-3B Shares, and the number of Ordinary Shares to be issued shall be rounded to the nearest whole share.

(b)	Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price of Ordinary A Shares, Ordinary A-1 Shares, Ordinary A-2 Shares, Ordinary A-3 Shares, Ordinary A-3A Shares or Ordinary A-3B Shares pursuant to this Article 6, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Ordinary A Shares, Ordinary A-1 Shares, Ordinary A-2 Shares Ordinary A-3 Shares Ordinary A-3A Shares or Ordinary A-3B Shares, as applicable, a certificate setting forth each adjustment or readjustment.

7.	Increase of Share Capital

7.1. The Company may, from time to time, by a resolution of the General Meeting adopted by an Ordinary Majority, whether or not all the shares then authorized and registered have been issued, and whether or not all the shares theretofore issued have been called up for payment, increase its share capital by the creation of new shares. Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as such resolution of the General Meeting shall provide.

7.2. Except to the extent otherwise provided in such resolution of the General Meeting, such new shares shall be subject to all the provisions applicable to the shares of the original capital.

8.	Special Rights; Modifications of Rights

8.1. The Company may, from time to time, by a resolution of the General Meeting adopted by an Ordinary Majority, provide for shares with such preferred or deferred rights or rights of redemption or other special rights and/or such restrictions, whether with respect to liquidation, dividends, voting, conversion, repayment of share capital or otherwise, as may be stipulated in such resolution.

8.2. Subject to the exclusions below, if at any time the share capital is divided into different classes or series of shares, the rights attached to any class may be modified or abrogated by the Company, by a resolution of the General Meeting adopted by an Ordinary Majority. For the avoidance of doubt, Section 20(c) of the Companies Law, as may be amended from time to time, shall not apply to the Company. Subject to Article 8.4 below, rights attached to the Ordinary A Shares may only be modified or canceled with the approval of the holders of majority of the Ordinary A Shares, the rights attached to the Ordinary A-1 Shares may only be modified or canceled with the approval of the holders of majority of the Ordinary A-1 Shares, the rights attached to the Ordinary A-2 Shares may only be modified or canceled with the approval of the holders of majority of the Ordinary A-2 Shares, the rights attached to the Ordinary A-3 Shares may only be modified or canceled with the approval of the holders of majority of the Ordinary A-3 Shares, the rights attached to the Ordinary A-3A Shares may only be modified or canceled with the approval of the holders of majority of the Ordinary A-3A Shares and the rights attached to the Ordinary A-3B Shares may only be modified or canceled with the approval of the holders of majority of the Ordinary A-3B Shares.

8.3. Any right or limitation expressly provided for the benefit or protection of a specifically named shareholder may not be modified, abrogated or waived without the prior written consent of such shareholder.

8.4. To the maximum extent permitted under applicable law, and unless otherwise explicitly provided by these Articles: (a) any alteration or change in the rights, preferences, or privileges which are granted to all the shareholders of the Company, as a single group, without preferences or differences among them; or (b) any alteration or change in any rights, preferences, or privileges of any class of shares which is applied in the same manner to all the shareholders of the Company, or to the entire group of holding certain class of shares, (c) issuance of additional existing shares or the creation or issuance of any new class or series of shares or any other securities convertible into equity securities of the Company having a preference over, or being on parity with, an existing class of shares (including with respect to voting, dividends or rights upon liquidation); shall not be deemed to be a change of rights of the existing class of shares and shall be approved by the holders of the majority of the voting power represented at the meeting of all shareholders of all classes voting together as a single class, on as converted basis, and such issuance or amendment shall not be deemed, solely for purposes of this Article 8.4, to modify or abrogate the rights attached to the previously issued shares or class.

9.	Consolidation, Subdivision, Cancellation and Reduction of Share Capital

9.1. The Company may, from time to time, by a resolution of the General Meeting adopted by an Ordinary Majority:

(a) Consolidate and divide all or any of its issued or unissued share capital into shares of larger nominal value than its existing shares;

(b) Subdivide its shares (issued or unissued) or any of them, into shares of smaller nominal value than is fixed by these Articles (subject to the provisions of the Companies Law), and the resolution whereby any share is subdivided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, as compared with the others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company has power to attach to unissued or new shares.

(c) Cancel any shares which, at the date of the adoption of such resolution of the General Meeting, have not been allotted, so long as the Company is not under an obligation to allot these shares, and diminish the amount of its share capital by the amount of the shares so cancelled; or

(d) Reduce its share capital in any manner, and with and subject to any incident authorized, and consent required, by Law.

9.2. With respect to any consolidation of issued shares into shares of larger nominal value, and with respect to any other action which may result in fractional shares, the Board may settle any difficulty which may arise with regard thereto, as it deems appropriate, including, inter alia, resort to one or more of the following actions:

(a) Determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into each share of larger nominal value;

(b) Allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

(c) Redeem, subject to applicable Law, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

SHARES

10.	Issuance of Share Certificates; Replacement of Lost Certificates; Bearer Certificates

10.1. The Company shall maintain a Shareholder Register, to be administered by the corporate secretary of the Company, subject to the oversight of the Board.

10.2. Share certificates shall bear the signatures of one Director and the corporate secretary, or of two Directors, or of any other person or persons authorized thereto by the Board, provided, however, that in the event the Board consists of one Director, the share certificate shall bear the signature of such Director or of any other person or persons authorized thereto by the Board. Every certificate shall bear the Company’s printed name or its seal or stamp, if existent pursuant to Article 84.2.

10.3. Each Shareholder shall be entitled to one certificate for all the shares of any class registered in his name, and if the Board so approves, to several certificates, each for one or more of such shares. Each certificate may specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon.

10.4. A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Shareholder Register in respect of such co-ownership.

10.5. If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board may deem appropriate.

10.6. The Company shall not issue bearer share certificates which grant the bearer rights in the shares specified therein.

11.	Registered Holder

Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, shall be entitled to treat the holder of any share in trust as a Shareholder and to issue to him a share certificate, provided that the trustee notify the Company of the identity of the beneficiary, and, accordingly, the Company shall not, except as ordered by a court of competent jurisdiction, or as required by Law, be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person.

12.	Issuance of Shares and other Securities

12.1. Subject to compliance with the provisions of Article 13, the Board may issue shares and other Securities of the Company, up to the limit of the Company’s authorized and registered share capital. If the Company’s share capital includes a number of classes of shares and Securities, shares and securities exceeding the limit of the authorized and registered share capital of such class shall not be issued. In such regard, Securities convertible or exercisable into shares shall be deemed to have been converted or exercised on the date of their issue.

12.2. The issuance of shares and other Securities, in accordance with Article 12.1, from time to time, shall be under the control of the Board, who shall have the power to allot shares and other Securities or otherwise dispose of them to such persons, on such terms and conditions (including inter alia terms relating to calls as set forth in Article 14 hereof), and either at par or at a premium, or, subject to the provisions of the Companies Law, at a discount, and at such times, as the Board may deem appropriate, and the power to give to any person the option to acquire from the Company any shares, either at par or at a premium, or, subject as aforesaid, at a discount, during such time and for such consideration as the Board may deem appropriate.

13.	Preemptive Rights on Company Share Issuance.

13.1. Until the closing of an initial public offering, each Shareholder holding at least 2.5% of the issued and outstanding share capital of the Company (“Eligible Shareholder”) shall have the right to purchase its pro rata share of Additional Securities (as defined above) that the Company may, from time to time, propose to sell and issue. Such pro rata share, for purposes of this Article 13, is the ratio of (X) the number of outstanding shares, owned by such Eligible Shareholder immediately prior to the issuances of Additional Securities, to (Y) the total number of outstanding shares, owned by all Eligible Shareholders immediately prior to the issuances of Additional Securities.

13.2. In the event that the Company proposes to undertake an issuance of Additional Securities, it shall give each Eligible Shareholder written notice (the “Rights Notice”) of its intention to offer such Additional Securities, describing the type of Additional Securities, the number of such Additional Securities to be offered, the price and the general terms upon which the Company proposes to issue the same. Each Eligible Shareholder shall have fourteen (14) days after receipt of the Rights Notice to agree to purchase up to its pro rata share of such Additional Securities, at the price and upon the terms specified in the Rights Notice by giving written notice to the Company and stating therein the quantity of Additional Securities to be purchased. Failure to timely agree to purchase Additional Securities, in whole or in part, shall be deemed as a decision not to purchase any of the Additional Securities.

13.3. In the event that by the end of the fourteen (14) day period specified above, not all of the Additional Securities have been subscribed for by Eligible Shareholders, the Company shall have one hundred twenty (120) days thereafter to sell all or part of the remaining Additional Securities with respect to which the rights of the Eligible Shareholders were not exercised, at a price not lower and upon terms no more favorable to the purchasers thereof than specified in the Rights Notice. In the event the Company has not sold the Additional Securities within such one hundred twenty (120) day period the Company shall not thereafter issue or sell any Additional Securities, without first offering such Additional Securities to the Eligible Shareholders in the manner provided above.

13.4. It is hereby clarified that this Section 13 is in lieu of Section 290 of the Companies Law which shall not apply to the Company.

14.	Calls on Shares

14.1. The Board may, from time to time, make such calls as it may deem appropriate upon Shareholders in respect of any sum unpaid in respect of shares held by such Shareholders which is not, by the terms of allotment thereof or otherwise, payable at a fixed time, and each Shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board, as any such time(s) may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board (and in the notice referred to in Article 14.1), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares in respect of which such call was made.

14.2. Notice of any call shall be given in writing to the applicable Shareholder(s) not less than fourteen (14) days prior to the time of payment, specifying the time and place of payment, and designating the person to whom and the place where such payment shall be made; provided, however, that before the time for any such payment, the Board may, by notice in writing to such Shareholder(s), revoke such call in whole or in part, extend such time, or alter such designated person and/or place. In the event of a call payable in installments, only one notice thereof need be given.

14.3. If, by the terms of allotment of any share or otherwise, any amount is made payable at any fixed time, every such amount shall be payable at such time as if it were a call duly made by the Board and of which due notice had been given, and all the provisions herein contained with respect to calls shall apply to each such amount.

14.4. The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof and all interest payable thereon.

14.5. Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and at such time(s) as the Board may prescribe.

14.6. A Shareholder shall not be entitled to his rights as shareholder, including dividend, unless he has paid all the amounts detailed in the calls made on him, together with interest and expenses, if any, unless otherwise prescribed by the Board.

14.7. Upon the allotment of shares, the Board may provide for differences among the allottees of such shares as to the amount of calls and/or the times of payment thereof.

15.	Forfeiture and Surrender

15.1. If any Shareholder fails to pay any amount payable in respect of a call, or interest thereon as provided herein, on or before the day fixed for payment of the same, the Company, by resolution of the Board, may at any time thereafter, so long as such amount or interest remains unpaid, forfeit all or any of the shares in respect of which such call had been made. Any expense incurred by the Company in attempting to collect any such amount or interest, including, inter alia, attorneys’ fees and costs of suit, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of the amount payable to the Company in respect of such call.

15.2. Upon the adoption of a resolution of forfeiture, the Board shall cause notice thereof to be given to the Shareholder whose shares are the subject of such forfeiture, which notice shall state that, in the event of the failure to pay the entire amount so payable within a period stipulated in the notice (which period shall not be less than fourteen (14) days and which may be extended by the Board), such shares shall be ipso facto forfeited, provided, however, that, prior to the expiration of such period, the Board may nullify such resolution of forfeiture, but no such nullification shall estop the Board from adopting a further resolution of forfeiture in respect of the non-payment of such amount.

15.3. Whenever shares are forfeited as herein provided, all distributions theretofore declared in respect thereof and not actually paid or distributed shall be deemed to have been forfeited at the same time.

15.4. The Company, by resolution of the Board, may accept the voluntary surrender of any share.

15.5. Any share forfeited or surrendered as provided herein shall become the property of the Company, and the same, subject to the provisions of these Articles, may be sold, re-allotted or otherwise disposed of as the Board deems appropriate. Any such share shall become a dormant share, and shall not confer any rights, so long as it is held by the Company.

15.6. Any Shareholder whose shares have been forfeited or surrendered shall cease to be a Shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 14.4 above, and the Board, in its discretion, may enforce the payment of such moneys, or any part thereof, but shall not be under any obligation to do so. In the event of such forfeiture or surrender, the Company, by resolution of the Board, may accelerate the date(s) of payment of any or all amounts then owing by the Shareholder in question (but not yet due) in respect of all shares owned by such Shareholder, solely or jointly with another, and in respect of any other matter or transaction whatsoever.

15.7. Upon any sale of shares after forfeiture or surrender or for enforcing a lien, the Board may appoint a person to execute an instrument of transfer of the shares so sold and cause the purchaser’s name to be entered in the Shareholder Register in respect of such shares, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after his name has been entered in the Shareholder Register in respect of such shares, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

16.	Lien

16.1. Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each Shareholder which are not fully paid up (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for his debts, liabilities and engagements arising from any cause whatsoever, solely or jointly with another, to or with the Company, whether the period for the payment, fulfillment or discharge thereof shall have actually arrived or not. Such lien shall extend to all distributions from time to time declared in respect of such shares. Unless otherwise provided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of any lien existing on such shares immediately prior to such transfer.

16.2. The Board may cause the Company to sell any shares subject to such lien when any such debt, liability or engagement has matured, in such manner as the Board may deem appropriate, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the Company’s intention to sell shall have been served on such Shareholder, his executors or administrators.

16.3. The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such Shareholder (whether or not the same have matured), or any specific part of the same (as the Board may determine), and the balance, if any, shall be paid to the Shareholder, his executors, administrators or assigns.

17.	Redeemable Securities

The Board may, subject to applicable Law, issue redeemable Securities, with such rights and on such conditions as the Board prescribes, and redeem the same.

TRANSFER OF SHARES

18.	Transfer of Shares - General; Limitations

18.1. No sale, assignment, conveyance, pledge, grant of any security interest or gift, or any other disposition or transfer (collectively “Transfer”) of Company shares shall be effective unless such Transfer is effected in compliance with the provisions of Articles 19-21 Any proposed, direct or indirect, Transfer to a competitor of the Company or a Transfer that would result in the Company having more than 50 shareholders (excluding employees or former employees) shall be invalid. Any proposed Transfer shall be subject to a prior approval of the Board. The Company shall refuse to register a Transfer of shares in the event that such a Transfer is in violation of these Articles. The Company may refuse to register a Transfer of Shares if the transferee does not agree, in writing, prior to such Transfer, to assume and be bound by all obligations of the transferor under any instrument and agreement between the transferor and the Company.

Notwithstanding the above, any Transfer of shares by a Shareholder to any of such Shareholder’s Permitted Transferees shall not be subject to the provisions of Article 19 or Error! Reference source not found., provided that any such Permitted Transferee undertake in writing towards the Company and the Shareholders to assume and be bound by all obligations of the transferor under any instrument and agreement involving the transferor and the Company; and provided further that such Transfer has been approved by the Board, which shall not be withheld unless for good reasons.

18.2. No Transfer of shares shall be registered unless the Company receives a duly executed deed of transfer or other proper instrument of transfer (in form and substance satisfactory to the Board or the corporate secretary of the Company), together with the share certificate(s) and such other evidence of title as the Board or the corporate secretary of the Company may reasonably require. Until the transferee has been registered in the Shareholder Register in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof. The Board may, from time to time, prescribe a fee for the registration of a Transfer. A deed of transfer shall be in the following form or in any substantially similar form, including any such form as is acceptable to the transfer agent for the Company’s shares, or in any form otherwise approved by the Board or the corporate secretary of the Company.

Deed of Transfer

I, ___________, (hereinafter: the “Transferor”) of ______________, do hereby transfer, in consideration for _____________, to _______________ (hereinafter: the “Transferee”), _____________share(s) NIS 0.01 par value each of Nasus Pharma Ltd. (hereinafter: the “Company”) to be held by the Transferee and/or his executors, administrators and assigns, subject to the same terms and conditions under which I held the same at the time of execution hereof; and the Transferee, do hereby agree to take the said share(s) subject to the conditions aforesaid.

In witness whereof we hereby execute this Deed of Transfer, this _________day of ________, 20 _____.

The Transferor	The Transferee

Name:	Name:

18.3. In case of a death of a Shareholder, the Company shall recognize the custodian or administrator of the estate or executor of the will, and in the absence of such, the lawful heirs of the Shareholder, as the only holders of the right for the shares of the deceased Shareholder, after receipt of evidence to the entitlement thereto, as determined by the Board.

18.4. The Company may recognize the receiver or liquidator of any corporate Shareholder in liquidation or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, as being entitled to the shares registered in the name of such Shareholder, after receipt of evidence to the entitlement thereto, as determined by the Board.

18.5. A person acquiring a right in shares as a result of being a custodian, administrator of the estate, executor of a will or the heir of a Shareholder, or a receiver, liquidator or a trustee in a bankruptcy of a Shareholder or according to another provision of Law, is entitled, after providing evidence of his right to the satisfaction of the Board, to be registered as the Shareholder or to transfer such shares to another person, subject to the provisions of this Article 18.

18.6. Unless otherwise provided elsewhere, the provisions of this Article 18 shall also apply to other Securities issued by the Company, mutatis mutandis.

19.	Rights of First Refusal.

19.1. Any Shareholder (the “Offeror”) proposing to transfer all or any of his shares in the Company (the “Offered Shares”) to a Person other than to a Permitted Transferee shall first give written notice to the Company, which notice shall include the proposed price and terms of sale of the Offered Shares (the “Offer Notice”). The Company shall then send the Offer Notice to all other Eligible Shareholders (collectively, the “Offerees”). Any Offeree may accept such offer (under the same terms set forth in the Offer Notice) in respect of all or any of the Offered Shares by giving the Offeror (with a copy to the Company) notice to that effect within fourteen (14) days after receipt of the Offer Notice. Failure to timely accept such offer, in whole or in part, shall be deemed as a decision not to purchase any of the Offered Shares. If the acceptances, in the aggregate, are in respect of all of, or more than, the Offered Shares, then the accepting Offerees shall be entitled to acquire the Offered Shares, on the terms aforementioned, in proportion to their respective holdings of shares (among the Offerees), provided that no Offeree shall be entitled or required to acquire under the provisions of this Article more than the number of Offered Shares initially accepted by such Offeree, and upon the allocation to him of the full number of shares so accepted, he shall be disregarded in any subsequent computations and allocations hereunder. Any shares remaining after the computation of such respective entitlements shall be re-allocated among the Offerees who accepted such offer (other than those to be disregarded as aforesaid), in the same manner, until one hundred percent (100%) of the Offered Shares have been allocated as aforesaid.

19.2. If the acceptances by Offerees, in the aggregate, are in respect of less than one hundred percent (100%) of the Offered Shares, then the accepting Offerees shall not be entitled to acquire any Offered Shares (except as set forth below), and the Offeror, at the expiration of the aforementioned fourteen (14) day period, shall be entitled, subject to compliance with the provisions of Articles 19-21, to transfer the Offered Shares to the buyer(s) identified in the Offer Notice and/or to any of the Offerees (at Offeror’s sole discretion) at a price not lower and on terms no more favorable than those stated in the Offer Notice, and provided further that if the Offered Shares are not transferred within one hundred twenty (120) days after the expiration of such fourteen (14) day period, any subsequent sale shall again be subject to the provisions of this Article.

19.3. The right of first refusal granted under this Article shall expire upon the consummation of an initial public offering. The right of first refusal shall not apply to a Proposed Transaction (as set forth in Article 20 below).

20.	Bring Along.

20.1. Subject to the provisions of the Companies Law, until the consummation of an initial public offering, if (i) a bona fide offer from any Person (the “Third Party”) is made to purchase share capital of the Company (the “Proposed Transaction”), (ii) such sale is conditioned upon the sale of all the share capital of the Company to the Third Party, and (iii) Shareholders holding at least two thirds (2/3) of the Company’s issued and outstanding share capital (on an As Converted Basis) (the “Proposing Shareholders”) propose to sell all of their shares to such Third Party, then all remaining Shareholders (the “Remaining Shareholders”) will be required, if so demanded in writing by the Proposing Shareholders (the “Bring Along Notice”), to sell all of their shares to such Third Party upon the terms and conditions of the Proposed Transaction; provided however that the consideration payable with respect to each share in each class or series as a result of such transaction is allocated among the Shareholders in accordance with Article 80. The aforesaid two thirds (2/3) requirement is hereby determined also for the purposes of Sections 341 and 342 of the Companies Law.

20.2. Upon receipt of the Bring Along Notice, each Remaining Shareholder shall be obligated to sell all of its shares in connection with such Proposed Transaction, notwithstanding any other no sale right, first refusal rights or other rights, and the proceeds of such Proposed Transaction shall be distributed among all Shareholders in accordance with the provisions of Article 80 below.

20.3. At the closing of the Proposed Transaction (which place, date and time shall be designated by the Proposing Shareholders and provided to each of the Remaining Shareholders at least 5 days in advance), each such Remaining Shareholder shall deliver certificates evidencing all of its shares, duly endorsed or accompanied by written instruments of transfer in form satisfactory to the Third Party, duly executed by such Remaining Shareholder, against delivery of the purchase price therefor.

21.	[Reserved].

GENERAL MEETINGS

22.	Annual Meeting

An annual General Meeting shall be held, once in every calendar year at such time within a period of not more than fifteen (15) months after the last preceding annual General Meeting and at such place either within or without the State of Israel as may be determined by the Board. These General Meetings shall be referred to as “Annual Meetings”.

23.	Special Meetings

23.1. All General Meetings other than Annual Meetings shall be referred to as “Special Meetings”. A Special Meeting shall discuss and decide in all matters for which the Special Meeting was convened.

23.2. The Board may, whenever it deems appropriate, convene a Special Meeting at such time and place, within or without the State of Israel, as may be determined by the Board, and shall be obliged to do so upon the demand of one of the following:

(a) Any Director; or

(b) Any one or more Shareholders, holding alone or together at least ten percent (10%) of the issued share capital of the Company and at least one percent (1%) of the voting rights in the Company or one or more Shareholders holding at least ten percent (10%) of the voting rights in the Company.

23.3. The Board, upon demand to convene a Special Meeting in accordance with Article 23.1 above, shall announce the convening of the General Meeting within twenty one (21) days from the receipt of a demand in that respect.

23.4. If the Board does not convene a Special Meeting as aforesaid, the person requisitioning the meeting, and where Shareholders are involved - also some of them, who have more than half the voting rights in the Company, may convene the meeting themselves, provided that it is not held more than three months after the date the requisition was made, and it shall be convened, insofar as possible, in the same way in which meetings are convened by the Board. Where a General Meeting is convened as aforesaid, the Company shall cover the reasonable expenses incurred by the Person requisitioning it.

24.	Class Meetings

24.1. Without derogating from the last sentence of Article 8.2 hereof, and only to the extent that any class meeting is required by applicable Law or these Articles, the provisions of these Articles with respect to General Meetings shall apply, mutatis mutandis, to meetings of the holders of a class of shares of the Company (hereinafter: “Class Meetings”); provided, however, that the requisite quorum at any such Class Meeting shall be one or more Shareholders present in person or by proxy, and holding together not less than thirty percent (30%) of the issued shares of such class.

24.2. Without limiting the provisions of Article 8.2, it is hereby clarified that any resolution required to be adopted pursuant to these Articles by the consent of a General Meeting of any class, or of all classes, of shares, or by way of written consent, shall be given by the holders of shares of such class or classes entitled to vote or give consent thereon, and no holder of shares of a such class or classes shall be banned from voting or consenting by virtue of being a holder of more than one class of shares of the Company, irrespective of any conflicting interests that may exist between such different classes of shares. A Shareholder shall not be required to refrain from participating in the discussion, voting and/or consenting on any resolution concerning an amendment to any class of shares held by such Shareholder, due to the fact that such Shareholder may benefit in one way or another from the outcome of such resolution.

25.	Notice of General Meetings

25.1. Unless a shorter period is permitted by Law, a notice of a General Meeting shall be sent to each Shareholder of the Company registered in the Shareholder Register and entitled to attend and vote at such meeting, at least seven (7) days prior to the date fixed for the General Meeting; provided however that such notice shall not be sent more than forty five (45) days from the date fixed for the General Meeting. Subject to the provisions of any Law, each such notice shall specify the place, the day and hour of the meeting, the agenda of the meeting and a concise description of the items for discussion. Anything herein to the contrary notwithstanding, with the written consent of all Shareholders entitled to vote thereon, a resolution may be proposed and passed at such meeting although a shorter notice than hereinabove prescribed has been given. A waiver by a Shareholder can also be made in writing after the fact and even after the convening of the General Meeting.

25.2. The Board’s authority to determine the time and the place for the convening of the General Meeting shall include the power to change such time and/or place, prior to the convening of the General Meeting and subject to the provisions of these Articles and any Law, including with regard to the sending of a new notice to the Shareholders.

25.3. Any accidental omission with respect to the giving of a notice of a General Meeting to any Shareholder or the non-receipt of a notice with respect to a meeting or any other notice on the part of any Shareholder shall not cause the cancellation of a resolution adopted at that meeting, or the cancellation of acts based on such notice.

26.	The Agenda of General Meetings

26.1. The agenda of General Meetings shall be determined by the Board and shall also include issues for which a Special Meeting is being convened in accordance with Article 23 above, or as may be required upon the request of Shareholders in accordance with the provisions of the Companies Law.

26.2. The General Meeting shall only adopt resolutions on issues, which are on its agenda.

26.3. The General Meeting is entitled to accept or reject a proposed resolution, which is on the agenda of the General Meeting. Subject to applicable Law, the General Meeting may adopt a resolution, which is different from the description thereof included in the notice of the General Meeting, provided that such resolution is not materially different from the proposed resolution.

27.	Entitlement to participate in a General Meeting and to vote thereat

27.1. Subject to the provisions of the Companies Law, the Shareholders who are entitled to participate in and vote at a General Meeting shall be the Shareholders on the date of the General Meeting.

27.2. An objection to the right of a Shareholder to participate in and vote at a General Meeting must be raised at such meeting and any vote not disqualified thereat shall be deemed valid for any purpose. The Chairman of the meeting shall decide whether to accept or reject any objection raised at the appointed time with regard to the participation and vote of a Shareholder and his decision shall be final.

28.	Quorum

28.1. No business shall be transacted at a General Meeting, or at any adjournment thereof, unless a lawful quorum is present when the meeting proceeds to business.

28.2. Subject to the requirements of the Companies Law and the provisions of these Articles, any two or more Shareholders (not in default in payment of any sum referred to in Article 14 hereof), present in person or by proxy, and who hold or represent in the aggregate at least fifty percent (50%) of the voting power of the Company, shall constitute a lawful quorum at General Meetings. A Shareholder or its proxy, who also serves as a proxy for other Shareholder(s), shall be regarded as two or more Shareholders, in accordance with the number of Shareholders it is representing.

28.3. If within an hour from the time appointed for the General Meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week (or the first Business Day thereafter), at the same time and place, or to such later day and at such time and place as the Chairman may determine with the consent of the holders of a majority of the voting power represented at the meeting in person or by proxy and voting on the question of adjournment. No business shall be transacted at any adjourned meeting except business, which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, any two (2) Shareholders (not in default as aforesaid) present in person or by proxy, shall constitute a lawful quorum.

29.	Chairman

The Chairman of the Board shall preside as Chairman at every General Meeting. If there is no such Chairman, or if the Chairman is not present within fifteen (15) minutes after the time fixed for holding such meeting or is unwilling to act as Chairman, the Shareholders present shall choose someone of their number or any other person to be Chairman. The position of Chairman shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairman to vote as a Shareholder or proxy of a Shareholder if, in fact, he is also a Shareholder or proxy, respectively).

30.	Adoption of Resolutions at General Meetings

30.1. All resolutions of the General Meeting shall be adopted by an Ordinary Majority, except for any matters with respect to which a greater or different majority is required by these Articles (to the extent applicable), or by the Companies Law.

30.2. Every matter submitted to a General Meeting shall be decided by a show of hands, but if a written ballot is demanded by any Shareholder, present in person or by proxy and entitled to vote at the meeting, the same shall be decided by such ballot. A written ballot may be demanded before the proposed resolution is voted upon or immediately after the declaration by the Chairman of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot. The demand for a written ballot may be withdrawn at any time before the same is conducted, in which event another Shareholder may then demand such written ballot. The demand for a written ballot shall not prevent the continuance of the meeting for the transaction of business other than the question on which the written ballot has been demanded.

30.3. A declaration by the Chairman of the meeting that a resolution has been adopted unanimously, or adopted by a particular majority, or rejected, and an entry to that effect in the minute book of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

31.	Resolutions in Writing

A resolution in writing signed by all Shareholders of the Company then entitled to attend and vote at General Meetings or to which all such Shareholders have given their written consent (by letter, facsimile, telegram, telex, e-mail or otherwise), or their oral consent by telephone (provided that a written summary thereof has been approved and signed by the Chairman of the Board) shall be deemed to have been unanimously adopted by a General Meeting duly convened and held. Such resolution could be stated in several counterparts of the same document, each of them signed by one Shareholder or by several Shareholders.

32.	Conducting a General Meeting Through Means of Communication

The Company may conduct a General Meeting through the use of any means of communication, provided all of the participating Shareholders can hear each other simultaneously. A resolution approved by use of means of communications as aforesaid, shall be deemed to be a resolution lawfully adopted at a General Meeting.

33.	Voting Power

Subject to the provisions of Article 34.1 and subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, every Shareholder shall have one vote for each Ordinary Share held by him of record, on an As Converted Basis, on every resolution, without regard to whether the vote thereon is conducted in person, by proxy, by a show of hands, by written ballot or by any other means.

34.	Voting Rights

34.1. No Shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the lawful quorum thereat), unless all calls and other sums then payable by him in respect of his shares in the Company have been paid, or the issue conditions of the shares otherwise provide.

34.2. A company or other corporate entity being a Shareholder of the Company may, by resolution of its directors or any other managing body thereof, authorize any person to be its representative at any General Meeting. Any person so authorized shall be entitled to exercise on behalf of such Shareholder all the power, which the latter could have exercised if it were an individual shareholder. Upon the request of the Chairman of the General Meeting, written evidence of such authorization (in form acceptable to the Chairman) shall be delivered to him.

34.3. Any Shareholder entitled to vote may vote either personally (or, if the Shareholder is a company or other corporate entity, by a representative authorized pursuant to Article 34.1) or by proxy (subject to Article 37 below).

34.4. If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s), and for this purpose seniority shall be determined by the order in which the names stand in the Shareholder Register.

35.	[Reserved].

36.	Validity of Acts Despite Defects

Subject to the provisions of the Companies Law, a defect in convening or conducting the General Meeting, including a defect deriving from the non-fulfillment of any provision or condition laid down in the Law or these Articles, including with regard to the manner of convening or conducting the General Meeting, shall not disqualify any resolution passed at the General Meeting and shall not affect the discussions which took place thereat.

37.	Voting by Means of a Proxy

37.1. A Shareholder registered in the Shareholder Register is entitled to appoint by deed of authorization a proxy (who is not required to be a Shareholder of the Company) to participate and vote in his stead, whether at a certain General Meeting or generally at General Meetings of the Company.

37.2. In the event that the deed of authorization is not limited to a certain General Meeting, then the deed of authorization, which was deposited prior to a certain General Meeting, shall also be good for other General Meetings thereafter. This Article 37 shall also apply to a Shareholder which is a company, appointing a person to participate and vote in a General Meeting in its stead.

38.	A Deed of Authorization

38.1. The deed of authorization of a proxy shall be in writing and shall be in any usual or common form or in such other form as may be approved by the Board or the corporate secretary of the Company. It shall be duly signed by the appointer or his duly authorized attorney or, if such appointer is a company or other corporate entity, under its common seal or stamp or the hand of its duly authorized agent(s) or attorney(s). The Company may demand that it be given written confirmation to its satisfaction of the authority of those signing to bind such company.

38.2. The deed of authorization of a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall either be delivered to the Company (at its registered office or at such place as the Board may specify) not less than the time fixed for the meeting at which the person named in the deed of authorization proposes to vote, or presented to the Chairman at such meeting.

39.	Effect of Death of Appointer or Revocation of Appointment

A vote cast pursuant to a deed of authorization of a proxy shall be valid notwithstanding the previous death, incapacity or bankruptcy, or if a company or other corporate entity, the liquidation, of the appointing Shareholder (or of his attorney-in-fact, if any, who signed such instrument), or the revocation of the appointment or the transfer of the share in respect of which the vote is cast, provided no written notice of any such event shall have been received by the Company or by the Chairman of the General Meeting before such vote is cast and provided, further, that the appointing Shareholder, if present in person at said General Meeting, may revoke the appointment by means of a writing, oral notification to the Chairman, or otherwise.

40.	[Reserved].

BOARD OF DIRECTORS

41.	The Authority of the Board

41.1. The authority of the Board is as specified in the Companies Law and in the provisions of these Articles.

41.2. The Board may exercise any authority of the Company that is not, by the Companies Law or by these Articles, required to be exercised by another organ of the Company.

41.3. Without derogating from the generality of Articles 41.1 and 41.2 above, the Board’s authority shall include the following:

(a) The Board may, from time to time, in its discretion, cause the Company to borrow or secure the payment of any sum or sums of money for the purposes of the Company, and may secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as it deems appropriate, including, without limitation, by the issuance of bonds, perpetual or redeemable debentures or other Securities, or any mortgages, charges, or other liens on the undertaking or the whole or any part of the property of the Company, both present and future, including its uncalled or called but unpaid capital.

(b) The Board may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board, in its sole discretion, shall deem appropriate, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments, and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board may from time to time deem appropriate.

(c) Subject to the provisions of any Law, the Board may, from time to time, authorize any person to be the representative of the Company with respect to those objectives and subject to those conditions and for that time period, as the Board deems appropriate, and may also grant any such representative the authority to delegate any or all of the authorities, powers and discretion given to him by the Board.

42.	Convening Meetings of the Board

42.1. The Chairman of the Board, and in the event that a Chairman has not been appointed, any Director, may convene a meeting of the Board at any time; provided that a meeting of the Board be convened at least once a year.

42.2. The Chairman of the Board shall convene a meeting of the Board at any time or in any event that such meeting is required by the provisions of the Companies Law.

43.	Notice of a Meeting of the Board

43.1. Any notice with respect to meeting of the Board may be given orally or in writing, so long as the notice is given at least three (3) days prior to the date fixed for the meeting, unless all members of the Board or their Alternate Directors (as defined in Article 53.1) or their Representatives (as defined in Article 53.3) agree on a shorter time period. Such notice shall be delivered personally, by mail, or transmitted via facsimile or e-mail or through another means of communication, to the address, facsimile number or to the e-mail address or to an address where messages can be delivered through other means of communication, as the case may be, as the Director informed the Company in advance.

43.2. A notice with respect to a meeting of the Board shall include the place, date and time of the meeting of the Board, the issues on its agenda and any other material that the Chairman of the Board, or the Director who convened the meeting, requests to be included in the notice with respect to the meeting.

44.	The Agenda of Board Meetings

The agenda of any meeting of the Board shall be as determined by the Chairman of the Board, and if there is no Chairman, by the Director convening the meeting, and shall include the following matters:

44.1. Matters for which the meeting is required to be convened in accordance with the Companies Law;

44.2. Any matter requested by a Director or by the Chief Executive Officer to be included in the meeting within a reasonable time (taking into account the nature of the matter) prior to the date of the meeting;

44.3. Any other matter determined by the Chairman of the Board, or if there is no Chairman, by the Director convening the meeting.

45.	Quorum

45.1. Unless otherwise unanimously decided by the Board, a quorum at a meeting of the Board shall be constituted by the presence of a majority of the Directors then in office who are lawfully entitled to participate in the meeting.

45.2. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the next forty eight (48) hours, at the same place, or to such day and at such time and place as the Chairman may determine with the consent of the majority of the Directors represent. No business shall be transacted at any adjourned meeting except business, which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, any two (2) Directors present shall constitute a lawful quorum.

46.	Conducting a Meeting Through Means of Communication

The Board may conduct a meeting of the Board through the use of any means of communication, provided all of the participating Directors can hear each other simultaneously. A resolution approved by use of means of communications as aforesaid, shall be deemed to be a resolution lawfully adopted at a meeting of the Board.

47.	Voting in the Board

Unless otherwise provided by these Articles, and specifically by Article 49, issues presented at meetings of the Board shall be decided upon by a majority of the votes of Directors present (or participating, in the case of a vote through a permitted means of communications) and lawfully entitled to vote thereon and actually voting, excluding abstentions. With respect to representatives of Directors that are companies, each Director shall have a single vote.

48.	Adoption of Resolutions Without Convening

The Board may adopt resolutions without actually convening with the written consent (given by letter, facsimile, e-mail or otherwise) or oral consent (provided that such consent has been confirmed in writing by the Chairman of the Board) of all the Directors then in office and lawfully entitled (as conclusively determined by the Chairman of the Board) to participate and to vote thereon. Subject to compliance with the provisions of Article 40, matters presented in accordance with this Article 48 shall be decided upon by a majority of the votes of such Directors. Resolutions adopted pursuant to this Article 48 shall be deemed to have been duly adopted by a meeting of the Board duly convened and held. Minutes of such resolutions shall be approved and signed by the Chairman of the Board.

49.	Written Resolution

A resolution in writing signed by all Directors then in office and lawfully entitled to vote thereon or to which all such Directors have given their consent (by letter, telegram, telex, facsimile, e-mail or otherwise), or their oral consent by telephone (provided that a written summary thereof has been approved and signed by the Chairman of the Board or, in the case there is only one Director in the Board, by such director), shall be deemed to have been unanimously adopted by a meeting of the Board duly convened and held.

50.	Number of Directors

The Board shall consist of up to seven (7) Directors.

51.	Directors Generally

51.1. Subject to the provisions of the Companies Law, a Director may hold another position in the Company.

51.2. A company or other corporate entity may serve as a Director in the Company, subject to the provisions of Article 53 below.

52.	Election of Directors

52.1. The Directors of the Company shall not be elected by a General Meeting of the Shareholders, but instead shall be appointed as follows:

(a)	Each of the Founders will be entitled to appoint one (1) member to the Board of Directors; Mr. Udi Gilboa shall serve as Chairman of the Board of Directors;

(b)	One (1) director shall be appointed by Capital Point Ltd. as long as it holds at least 5% of the issued and outstanding share capital of the Company.

(c)	The Founders together shall be entitled to appoint up to additional three (3) members to the Board of Directors; and

(d)	The holders of the majority of the Ordinary A-1 Shares, Ordinary A-2 Shares Ordinary A-3 Shares, Ordinary A-3A Shares and Ordinary A-3B Shares, voting together as one class on an as converted basis shall be entitled to appoint one (1) member to the Board of Directors as long as the amount of Ordinary A-1 Shares, Ordinary A-2 Shares Ordinary A-3 Shares, Ordinary A-3A Shares, and Ordinary A-3B Shares issued by the Company represents at least 8% of the issued and outstanding share capital of the Company.

52.2. Any Director(s) may only be removed from office (by written notice) by the Shareholder(s) that designated such Director, and any vacancy, however created, in the Board of Directors may only be filled (by written notice) by the Shareholder(s) that designated the previous incumbent of such vacancy. Any such act shall become effective on the date fixed in such notice, or upon the delivery thereof to the Company, whichever is later.

53.	Alternate Directors and Representative of a Director that is a Company

53.1. Subject to the provisions of the Companies Law, any Director may, by written notice to the Company, appoint an alternate for himself (in these Articles, an “Alternate Director”), dismiss such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever, whether for a certain meeting or a certain period of time or generally. Any notice given to the Company pursuant to this Article shall be in writing, delivered to the Company and signed by the appointing or dismissing Director, and shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

53.2. Anyone who is not qualified to be appointed as a Director may not be appointed and may not serve as an Alternate Director.

53.3. A Director that is a company or other corporate entity shall appoint an individual, qualified to be appointed as a Director in the Company, in order to serve on its behalf, either for a certain meeting or for a certain period of time or generally and such company or other entity may also dismiss that individual and appoint another in his stead (hereinafter: “Director’s Representatives”). Any notice given to the Company pursuant to this Article shall be in writing, delivered to the Company and signed by the appointing or dismissing body, and shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

53.4. Each of an Alternate Director and a Director’s Representative shall have all the authority of the Director who appointed him (except that neither an Alternate Director nor a director’s Representative may appoint an alternate for himself, unless the instrument appointing him otherwise expressly provides), provided, however, that an Alternate Director shall have no standing at any meeting of the Board or any committee thereof while the Director who appointed him is present.

53.5. The office of an Alternate Director or a Director’s Representative shall be vacated under the circumstances, mutatis mutandis, set forth in Article 54, and such office shall ipso facto be vacated if the Director who appointed such Alternate Director or Director’s Representative ceases to be a Director.

54.	Termination of the Term of a Director

The term of a Director shall terminate in any of the following cases:

54.1. If he resigned from his office by way of a signed letter, filed with the corporate secretary at the Company’s office;

54.2. If he is declared bankrupt;

54.3. If he is declared by an appropriate court to be incapacitated;

54.4. Upon his death and, in the event of a company or other corporate entity, upon the adoption of a resolution for its voluntary liquidation or the issuance of a liquidation order;

54.5. If he is removed from his office by way of a written notice to the Company of the termination of his appointment by the persons or entities that appointed him, or pursuant to the circumstances set forth in Article 52.1(d);

54.6. If he is convicted of a crime requiring his termination pursuant the Companies Law; or

54.7. If his term of office is terminated by the Board in accordance with the provisions of the Companies Law.

55.	Continuing Directors in the Event of Vacancies

In the event of one or more vacancies in the Board, the continuing Directors may continue to act in every matter, subject to compliance with the provisions of Article 41.

56.	Compensation of Directors

56.1. Directors who do not hold other positions in the Company shall not receive any compensation from the Company, unless such compensation and its amount are approved by the General Meeting, subject to applicable Law.

56.2. The compensation of the Directors may be fixed, as an all-inclusive payment or as payment for participation in meetings or as any combination thereof.

56.3. The Company may reimburse expenses incurred by a Director in connection with the performance of his duties as a Director, to the extent provided in a resolution of the Board. The Company shall reimburse all reasonable out-of-pocket expenses (including air travel) incurred by the directors for attending the Board and committees meetings and performing their duties as directors.

57.	Committees of the Board of Directors

57.1. Subject to the provisions of the Companies Law and these Articles, the Board may delegate its authorities or any part of them to committees, as it deems appropriate, and it may from time to time cancel the delegation of any such authority. Any such committee, while utilizing an authority as stated, is obligated to fulfill all of the instructions given to it from time to time by the Board. The Board may adopt a charter, or guidelines, for any such committee and amend the same from time to time.

57.2. The provisions of these Articles with respect to meetings of the Board shall apply, mutatis mutandis, to the meetings and discussions of each committee of the Board, provided that no other terms are set by the Board in this matter, and provided that the lawful quorum for the meetings of the committee, as stated, shall be at least a majority of the members of the committee, unless otherwise required by Law.

58.	Chairman of the Board

58.1. The Directors, with the affirmative consent of all Directors then in office, from time to time may choose one of the members of the Board to serve as the Chairman of the Board, remove such Chairman from office and choose another in its place.

58.2. The Chairman of the Board shall preside at every meeting of the Board, but if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting, or if he is unwilling to take the chair, the Board shall appoint one of the Directors present to preside at the meeting.

58.3. The Chairman of the Board shall preside over meetings of the Board and shall sign the minutes of the meetings.

58.4. The Chairman of the Board shall not have any additional or casting vote.

59.	Validity of Acts Despite Defects

Subject to the provisions of the Companies Law, all acts done bona fide at any meeting of the Board, or of a committee of the Board, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meetings or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there was no such defect or disqualification.

OFFICERS; AUDITOR

60.	The Chief Executive Officer

The Board may appoint a Chief Executive Officer, and may appoint more than one Chief Executive Officer. The Chief Executive Officer may be a Director. Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board may from time to time (subject to the provisions of Article 40, the Companies Law and of any contract between any such person and the Company) fix his or their salaries and emoluments, remove or dismiss him or them from office and appoint another or others in his or their place. The Chief Executive Officer is responsible for the day-to-day management of the affairs of the Company within the framework of the policies set by the Board and subject to its instructions.

61.	Other Officers of the Company

The Board may appoint, in addition to the Chief Executive Officer, other officers, define their positions and authorities, and set their compensation and terms of employment. The Board may authorize the Chief Executive Officer to exercise any or all of its authorities stated in this Article.

62.	The Auditor

62.1. The Shareholders at the Annual Meeting shall appoint an independent auditor for a period until the completion of the performance of one audit, or for a longer period not to extend beyond the completion of the performance of three audits. Where the independent auditor is appointed for such a period, the Annual Meeting shall not discuss the appointment of an independent auditor during the said period, unless a resolution is passed to terminate his office. The General Meeting is entitled at any time to terminate the service of the Auditor.

62.2. The Board shall fix the compensation of the independent auditor of the Company for his auditing activities, and shall also fix the compensation of the independent auditor for additional services, if any, which are not auditing activities, and, in each case, shall report thereon to the Annual Meeting.

DISTRIBUTIONS

63.	Permitted Distribution

The Company may effect a distribution to its Shareholders to the extent permitted by the Companies Law.

64.	Right to Dividend or Bonus Shares

64.1. A Shareholder shall be entitled to receive dividends or bonus shares, upon the resolution of the Company, consistent with the rights attached to the shares held by such Shareholder.

64.2. Subject to the provisions of Article 14.5 above, the Shareholders entitled to receive dividends or bonus shares shall be those who are registered in the Shareholder Register on the date of the resolution approving the distribution or allotment, or on such later date, as may be determined in such resolution.

64.3. In the event of any dividend distributions paid by the Company, such dividends shall be distributed to the Shareholders in accordance with Article 80.

65.	Specific Dividend

Subject to compliance with the provisions of Article 64.3, a dividend may be paid, in whole or in part, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or other Securities of the Company or of any other companies, or in any combination thereof.

66.	Deductions from Dividends

The Board may deduct from any distribution or other moneys payable to any Shareholder in respect of a share any and all sums of money then payable by him to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other debt permitted to be setoff in accordance with applicable Law.

67.	Retention of Dividends

67.1. The Board may retain any dividend, bonus shares or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

67.2. The Board may retain any dividend, bonus shares or other moneys payable or property distributable in respect of a share in respect of which any person is, under Article 18.4, entitled to become a Shareholder, or which any person is, under said Article, entitled to transfer, until such person shall become a Shareholder in respect of such share or shall transfer the same.

68.	Mechanics of Payment

Any dividend or other moneys payable in cash in respect of a share, less the tax required pursuant to the Law, may be paid by check sent by registered mail to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto as a result of the death or bankruptcy of the holder or otherwise, to any one of such persons or to his bank account), or to such person and at such address as the person entitled thereto may direct in writing. Every such check shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check shall be sent at the risk of the person entitled to the money represented thereby.

69.	An Unclaimed Dividend

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. The payment by the Board of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of seven (7) years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company; provided, however, that the Board may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company. The Company shall not be liable to pay interest or linkage for unclaimed dividend.

70.	Receipt from a Joint Holder

If two or more persons are registered as joint holders of any share, or are entitled jointly thereto as a result of the death or bankruptcy of the holder or otherwise, any one of them may give effectual receipts for any dividend, bonus shares or other moneys payable or property distributable in respect of such share.

71.	Funds

The Board may, in its discretion make provisions to special funds of any amount from the Company’s profits, or from a revaluation of its assets, or its proportional part in the revaluation of the assets of its affiliates, and determine the purpose of these funds.

72.	Manner of Capitalization of Profits and the Distribution of Bonus Shares.

The Company may cause any moneys, investments, or other assets forming part of the undivided profits of the Company, standing to the credit of a reserve fund, or to the credit of a reserve fund for the redemption of capital, or in the hands of the Company and available for distribution, or representing premiums received on the issuance of shares and standing to the credit of the share premium account, to be capitalized and distributed as capital among such of the Shareholders as would be entitled to receive the same if distributed by way of dividend and in the same proportion, or may cause any part of such capitalized fund to be applied on behalf of such Shareholders in paying up in full, either at par or at such premium as the resolution may provide, any unissued shares or debentures or other Securities of the Company which shall be distributed accordingly, in payment, in full or in part, of the uncalled liability on any issued shares or debentures or other Securities, and may cause such distribution or payment to be accepted by such Shareholders in full satisfaction of their interest in such capitalized sum.

73.	Settlement by the Board

The Board may settle, as it deems fit, any difficulty arising with regard to the distribution of bonus shares or other distributions and in particular, to set the value for the distribution of certain assets and to determine that cash payments shall be paid to the Shareholders on the basis of such value, or that fractions whose value is less than NIS 0.01 shall not be taken into account. The Board may pay cash or convey these certain assets to a trustee in favor of those people, who are entitled to a dividend or to a capitalized fund, as the Board shall deem appropriate.

74.	Allotment for a consideration lower than the nominal value

Where the Company resolves to allot shares, which have a nominal value for a consideration lower than their nominal value, including bonus shares, it must convert into share capital part of its profits, from premium on shares or from any other source included in its equity, which are mentioned in its last financial statements, in an amount equal to the difference between the nominal value and the consideration. Notwithstanding the foregoing, the Company may, with the court’s approval, allot shares for a consideration lower than their nominal value.

INSURANCE, INDEMNIFICATION AND EXEMPTION OF OFFICE HOLDERS

75.	Office Holder

For purposes of Articles 76, 77 and 78 below, the term “Office Holder” shall have the meaning ascribed to such term in the Companies Law.

76.	Insurance of Office Holders

The Company may, to the extent permitted by the Companies Law, enter into a contract for the insurance of the liability of an Office Holder of the Company, in respect of a liability imposed on him as a result of an act done by him in his capacity as an Office Holder of the Company, in any of the following:

76.1. a breach of his duty of care to the Company or to another person;

76.2. a breach of his duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that such act would not harm the Company;

76.3. a financial liability imposed on him in favor of another person.

77.	Indemnification of Office Holders

77.1. The Company may, to the extent permitted by the Companies Law, indemnify an Office Holder of the Company for liability or expense he incurs as a result of an act done by him in his capacity as an Office Holder of the Company, as follows:

(a)	a monetary liability imposed on him/her in favor of a third party in any judgment, including any settlement confirmed as judgment and an arbitrator’s award which has been confirmed by the court, in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company; or

(b)	reasonable litigation expenses, including legal fees paid for by the Office Holder, or which the Office Holder is obligated to pay under a court order, in a proceeding brought against the Office Holder by the Company, or on its behalf, or by a third party, or in a criminal proceeding in which the Office Holder is found innocent, or in a criminal proceeding in which the Office Holder was convicted of an offense that does not require proof of criminal intent, all in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company; or

(c)	reasonable litigation expenses, including legal fees, expended by him as a result of an investigation or proceeding instituted against him by a competent authority, which investigation or proceeding has not ended in a criminal charge or in a financial liability in lieu of a criminal proceeding, or has ended in a financial obligation in lieu of a criminal proceeding for an offence that does not require proof of criminal intent; or financial liability (“כספי עיצום”) (the phrases “proceeding that has not ended in a criminal charge” and “financial obligation in lieu of a criminal proceeding” shall have the meaning as defined in Section 260(a)(1a) of the Companies Law); or

77.2. The Company may undertake to indemnify an Office Holder as aforesaid: (i) prospectively, provided that the undertaking according to Article 77 above is limited to categories of events which in the opinion of the Board can be foreseen, in view of the Company’s then current activities, when the undertaking to indemnify is given, and to an amount set by the Board as reasonable under the circumstances, and (ii) retroactively.

78.	Release of Office Holders

The Company may, to the extent permitted by the Companies Law, release an Office Holder of the Company, in advance, from his liability, in whole or in part, for damages resulting from the breach of his duty of care to the Company.

79.	General

The provisions of Articles 76, 77 and 78 above are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification and/or release from liability in connection with any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, or in connection with any Office Holder to the extent that such insurance and/or indemnification and/or release from liability is permitted under the Law.

LIQUIDATION

80.	Liquidation/Dividend Distribution.

80.1. In any Realization Event (as defined below), funds, assets or proceeds (whether cash, capital, surplus, earnings, funds, shares, securities or assets of any kind) legally available for distribution to Shareholders or payable to Shareholders in connection with such Realization Event, as the case may be (“Distributable Assets”) shall be distributed to the Shareholders pro rata to their holdings in the Company on such date of distribution.

80.2. The amount deemed paid or distributed to the Shareholders upon any Realization Event shall be the cash or the value of the property, rights or securities paid or distributed to such Shareholders by the Company or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Company.

80.3. A “Realization Event” shall mean (i) any liquidation, dissolution, bankruptcy or winding up of the Company, whether voluntary or involuntary, or (ii) a merger, consolidation or similar transaction or series of related transactions involving the Company, provided however, that in each case, as a result of such transaction the Shareholders of the Company immediately prior to such transaction do not hold more than fifty percent (50%) of the voting securities of the Company (or the surviving or resulting entity) after giving effect to such transaction; provided however that shares of the surviving entity held by Shareholders of the Company acquired by means other than as a result of the exchange and/or conversion of the shares of the Company for the shares of the surviving entity in such transaction, shall not be used in determining whether the Shareholders of the Company own more than fifty percent (50%) of the shares of the surviving entity, but shall be used for determining the total number of issued and outstanding shares of such entity, or (iii) the sale or exclusive license of all or substantially all of the Company’s intellectual property, (iv) any other transaction as a result of which the control of the Company is transferred (i.e., the transfer of more than fifty percent (50%) of the shares or voting rights in the Company) except for a change of control resulting from a public offering of the Company’s shares or a change of control which occurs as a result of an investment transaction the primary purpose of which is to provide financing to the Company and in which the Company issues its securities in consideration solely for cash, or (v) distribution of dividends and any other distribution to the Shareholders in the scope of any of the transactions set forth in (i) – (iv) above.

81.	Minutes

81.1. Minutes of each General Meeting and of each meeting of the Board shall be recorded and duly entered in books provided for that purpose. Such minutes shall set forth all resolutions adopted at the meeting and, with respect to minutes of a meeting of the Board, the names of the persons present at the meeting.

81.2. Any minutes as aforesaid, if purporting to be signed by the Chairman of the meeting or by the Chairman of the next succeeding meeting (or, in the case of Board meetings where there is only one Director on the Board, by such Director), shall constitute prima facie evidence of the matters recorded therein.

82.	Books of Account

The Board shall cause accurate books of account to be kept in accordance with the provisions of the Companies Law and of any other applicable Law. Such books of account shall be kept at the registered office of the Company or at such other place or places as the Board may deem appropriate, and they shall always be open to inspection by all Directors.

83.	Access and Visitation Rights

Until initial public offering, each Eligible Shareholder shall have, at reasonable times and upon reasonable notice (but in no event more than twice annually) full access to all books and records of the Company, and shall be entitled to inspect the properties of the Company and consult with management of the Company, all subject to standard confidentiality undertakings.

84.	Rights of Signature, Stamp and Seal

84.1. The Board shall be entitled to authorize any person or persons (who need not be Directors) to act and sign on behalf of the Company, and the acts and signature of such person(s) on behalf of the Company shall bind the Company insofar as such person(s) acted and signed within the scope of his or their authority. The Board may determine separate signatory rights in respect of different matters of the Company and in respect of the amounts in respect of which such persons are authorized to sign.

84.2. The Board may provide for an official stamp and/or seal. If the Board provides for a seal, it shall also provide for the safe custody thereof. Such seal shall not be used except by the authority of the Board and in the presence of the person(s) authorized to sign on behalf of the Company, who shall sign every instrument to which such seal is affixed.

85.	Notices

85.1. Any written notice or other document may be served by the Company upon any Shareholder either personally or by sending it by prepaid registered mail (airmail if sent to a place outside Israel) addressed to such Shareholder at his address as described in the Shareholder Register or such other address as he may have designated in writing for the receipt of notices and other documents. Any written notice or other document may be served by any Shareholder upon the Company by tendering the same in person to the corporate secretary or the Chief Executive Officer of the Company at the principal office of the Company or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its registered office. Any such notice or other document shall be deemed to have been served two (2) Business Days after it has been posted (seven (7) Business Days if sent internationally), or when actually received by the addressee if sooner than two days or seven days, as the case may be, after it has been posted, or when actually tendered in person, to such Shareholder (or to the corporate secretary or the Chief Executive Officer), provided, however, that notice may be sent by facsimile or electronic mail, and such notice shall be deemed to have been given twenty four (24) hours after such facsimile or electronic mail has been sent or when actually received by such Shareholder (or by the Company), whichever is earlier. If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some respect, to comply with the provisions of this Article 85.1. Unless otherwise provided in these Articles, the provisions of this Article 85.1 shall also apply to written notices permitted or required to be given by the Company to any Director or by any Director to the Company.

85.2. All notices to be given to the Shareholders shall, with respect to any share held by persons jointly, be given to whichever of such persons is named first in the Shareholder Register, and any notice so given shall be sufficient notice to the holders of such share.

85.3. Any Shareholder whose address is not described in the Shareholder Register, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

85.4. Any Shareholder and any Director may waive his right to receive notices generally or during a specific time period and he may consent that a General Meeting of the Company or a meeting of the Board, as the case may be, shall be convened and held notwithstanding the fact that he did not receive a notice with respect thereto, or notwithstanding the fact that the notice was not received by him within the required time, in each case subject to the provisions of any Law prohibiting any such waiver or consent.

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